EXHIBIT 99.1

The Chemours Company Reports Third Quarter 2022 Results

Continued strength in APM and TSS despite uncertain macroeconomic conditions

Wilmington, Del., October 25, 2022 -- The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials, today announced its financial results for the third quarter 2022.

Third Quarter 2022 Results & Highlights

•
Net Sales of $1.8 billion, up 6% year-over-year
•
Net Income of $240 million with EPS of $1.52, up $0.25 year-over-year
•
Adjusted Net Income* of $196 million with Adjusted EPS* of $1.24
•
Adjusted EBITDA*of $363 million, down (2)% year-over-year
•
Free Cash Flow of $229 million
•
Completed $79 million of share repurchases in the quarter; and $351 million of repurchases year-to-date as of September 30, 2022
•
Announced planned $200 million investment in Nafion™ manufacturing capacity to support green hydrogen growth
•
Announced plans to enter into a Joint Venture with BWT/FUMATECH to develop heavy-duty fuel cell membranes, subject to regulatory approval
•
On October 25, 2022, the Company's Board of Directors approved a fourth quarter dividend of $0.25 per share, consistent with the prior quarter

“Our Thermal & Specialized Solutions (TSS) and Advanced Performance Materials (APM) segments continued to deliver strong results despite macroeconomic headwinds and are both poised to set full-year records,” said Mark Newman, Chemours President and CEO. “In APM, we delivered our third straight record quarter and expect our announced Nafion™ capacity expansion and Joint Venture with BWT/FUMATECH supports long term growth in the hydrogen electrolyzer and fuel cell space. In TSS, we had a record 3Q for the business, and continue to lead the global transition to low-GWP thermal management solutions. Strength in APM and TSS drove the majority of our earnings, and helped to offset the headwinds in our Titanium Technologies (TT) segment. I’d like to thank all of our global employees for remaining focused on serving our customers and finishing the year strong in a time of increasing uncertainty.”

Third quarter 2022 Net Sales were $1.8 billion, 6% higher than the prior-year quarter. Price was a positive contributor to the improved results, up 18%, partially offset by lower volumes of (5)% and currency headwinds of (3)%, on a year-over-year basis. Portfolio change, driven by the sale of our Mining Solutions business in 2021, was a (4)% headwind on a year-over-year basis.

Third quarter Net Income was $240 million, resulting in EPS of $1.52, up $0.25 vs. the prior-year quarter. Adjusted Net Income was $196 million. Adjusted EPS was $1.24, down $(0.03), or approximately (2)% vs. the prior-year quarter. Adjusted EBITDA for the third quarter of 2022 declined (2)% to $363 million in comparison to $372 million in the prior-year third quarter. Price continued to be ahead of cost in the third quarter, partially offset by lower volumes of (9)% and currency headwinds of (10)%, or $(37) million headwind vs. the prior-year quarter due to a stronger USD.

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures (Unaudited)”

EXHIBIT 99.1

Titanium Technologies (TT)

Delivering high-quality Ti-Pure™ pigment through customer-centered innovation and sustainability leadership

In the third quarter, Titanium Technologies segment Net Sales were $877 million, down $(31) million, or (3)%, from $908 million in the prior-year quarter. Compared with the prior-year quarter, price increased 16%, offset by volume which declined by (16)%, and currency was a (3)% headwind. Price increases were primarily due to contractual price changes, whereas lower volumes reflect weakening market demand, particularly in Europe and Asia. Price was flat sequentially, while volume declined by (8)%, reflecting ongoing market weakness in the aforementioned regions. Currency was a slight (1)% headwind, over the prior-quarter. Segment Adjusted EBITDA was $137 million, down (38)% as compared to the prior-year quarter, resulting in a segment Adjusted EBITDA Margin of 16%. Adjusted EBITDA Margin decreased by (800) basis points, primarily driven by decrease in volume and higher raw material, energy and logistics costs.

Thermal & Specialized Solutions (TSS)

Driving innovation in low GWP thermal management solutions to support customer transitions to more sustainable products

The Thermal & Specialized Solutions segment delivered record third quarter financial results. Net Sales were $417 million, up $99 million, or 31%, from the prior-year quarter. Price contributed 25%, and volume increased 8%, while currency was a slight (2)% headwind. Price increased across the portfolio, excluding automotive end-markets, due to changing market and regulatory dynamics as well as steady value-based pricing growth through our refrigerants portfolio. Volume increased due to the continued adoption of Opteon™ low GWP refrigerants across nearly all regions and end-markets. Price and volume decreased (3)% and (16)% respectively, on a sequential basis. Sequential price and volume declines were primarily driven by regional mix associated with typical seasonal refrigerant demand trends. Segment Adjusted EBITDA improved $59 million, or 57%, to $162 million vs. the prior-year quarter, driven by the aforementioned increase in price and favorable product mix, partially offset by higher raw material costs. Third quarter Adjusted EBITDA Margin of 39% reflects healthy expansion from the prior-year quarter driven by strong pricing, volume and mix shift to higher margin applications.

Advanced Performance Materials (APM)

Creating a clean energy and advanced electronics powerhouse

The Advanced Performance Materials segment delivered record-breaking financial results for the third consecutive quarter. Segment Net Sales were $450 million vs. $356 million in the prior-year quarter, an increase of 26%. Price contributed 23%, and volume 9%, to the stronger results, while currency was a headwind of (6)%. Global average selling price increased due to increasing sales in high-value end-markets, including advanced electronics, semiconductors, and clean energy, as well as customer level pricing actions to offset increased raw material and energy costs. Volume increased due to higher global customer demand across key markets, partially offset by supply chain challenges and lower demand in non-strategic end-markets where fade had been anticipated given our strategy to drive higher value, differentiated product offerings. Sequentially, price increased by 4%, and volume rose 10%, reflective of strong demand for our specialized product offerings, while currency was a headwind of (2)%. Adjusted EBITDA of $112 million was up $36 million, or 47%, from the prior-year quarter, and Adjusted EBITDA Margin was 25%, representing a 400 basis point improvement over the prior-year period due to strong operating leverage, partially offset by higher raw material, energy costs in Europe, logistics costs, and growth investments.

APM continues to expand its presence in the growing Hydrogen Economy through strategic investments, including a planned $200 million investment to expand Nafion™ ion exchange materials technology platformcapacity and a recently announced plan to enter into a Joint Venture with BWT/FUMATECH to accelerate heavy-duty fuel cell (HDFC) membrane technology development, which is subject to regulatory approval.

EXHIBIT 99.1

Other Segment

The remaining Chemical Solutions business in Other Segment had Net Sales and Adjusted EBITDA in the third quarter 2022 of $33 million and $3 million, respectively.

Corporate and Other Activities

Corporate and Other was an offset to third quarter Adjusted EBITDA of $(51) million vs. $(42) million in the prior-year quarter. The increase over the prior year was driven by higher legacy legal costs and long-term performance-related compensation expenses.

Liquidity

As of September 30, 2022, consolidated gross debt was $3.6 billion. Debt, net of $1.2 billion cash, was $2.4 billion, resulting in a net leverage ratio of approximately 1.5 times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $2.0 billion, comprised of $1.2 billion cash, and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the third quarter of 2022 was $301 million vs. $311 million in the prior-year quarter. Capital expenditures for the third quarter of 2022 were $72 million vs. $67 million in the prior-year third quarter. Free Cash Flow for the third quarter of 2022 was $229 million vs. $244 million in the prior-year quarter. During the quarter we repurchased various portions of our senior unsecured notes in the open market for $53 million and funded our $100 million escrow payment as per the MOU agreement. In the quarter, we repurchased $79 million of common stock, resulting in total year-to-date share repurchases of $351 million as of September 30, 2022.

Outlook

As previously announced, Adjusted EBITDA for FY 2022 is expected to be between $1.40 billion and $1.45 billion. Free Cash Flow is expected to be greater than $575 million.

Mr. Newman concluded, "Looking ahead, we believe we have the best assets, team, and strategy to continue to deliver strong performance through the economic cycle and create value for our stakeholders, despite the macroeconomic uncertainty. We remain focused on our four key priorities to enhance shareholder value, and on delivering another solid year of financial results.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast exclusively for Q&A on October 26, 2022, at 8:00 AM Eastern Daylight Time. A transcript of the prepared remarks, the webcast, and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The company has approximately 6,400 employees and 29 manufacturing sites serving approximately 3,200 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is still being determined and to date has included significant volatility in financial and commodity markets and a severe disruption in economic activity. The public and private sector response has led to travel restrictions, temporary business closures, quarantines, stock market volatility, and interruptions in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and in our Annual Report on Form 10-K for the year ended December 31, 2021. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Jonathan Lock
SVP, Chief Development Officer
+1.302.773.2263

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations and Financial Communications Manager
+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$1,777	$1,680	$5,456	$4,770
Cost of goods sold	1,345	1,253	4,042	3,782
Gross profit	432	427	1,414	988
Selling, general, and administrative expense	140	124	535	433
Research and development expense	32	27	88	78
Restructuring, asset-related, and other charges	(1)	3	10	4
Total other operating expenses	171	154	633	515
Equity in earnings of affiliates	16	12	44	32
Interest expense, net	(41)	(45)	(123)	(142)
Gain (loss) on extinguishment of debt	7	(20)	7	(20)
Other income, net	56	11	101	31
Income before income taxes	299	231	810	374
Provision for (benefit from) income taxes	59	17	135	(1)
Net income	240	214	675	375
Net income attributable to Chemours	$240	$214	$675	$375
Per share data
Basic earnings per share of common stock	$1.54	$1.30	$4.30	$2.26
Diluted earnings per share of common stock	1.52	1.27	4.21	2.21

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,167	$1,451
Accounts and notes receivable, net	980	720
Inventories	1,321	1,099
Prepaid expenses and other	75	75
Total current assets	3,543	3,345
Property, plant, and equipment	9,186	9,232
Less: Accumulated depreciation	(6,115)	(6,078)
Property, plant, and equipment, net	3,071	3,154
Operating lease right-of-use assets	232	227
Goodwill	102	102
Other intangible assets, net	15	6
Investments in affiliates	186	169
Restricted cash and restricted cash equivalents	201	100
Other assets	395	447
Total assets	$7,745	$7,550
Liabilities
Current liabilities:
Accounts payable	$1,270	$1,162
Compensation and other employee-related cost	130	173
Short-term and current maturities of long-term debt	24	25
Current environmental remediation	210	173
Other accrued liabilities	317	325
Total current liabilities	1,951	1,858
Long-term debt, net	3,510	3,724
Operating lease liabilities	192	179
Long-term environmental remediation	482	389
Deferred income taxes	53	49
Other liabilities	272	269
Total liabilities	6,460	6,468
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 195,178,578 shares issued and 153,078,931 shares outstanding at September 30, 2022; 191,860,159 shares issued and 161,046,732 shares outstanding at December 31, 2021)	2	2
Treasury stock, at cost (42,099,647 shares at September 30, 2022; 30,813,427 shares at December 31, 2021)	(1,604)	(1,247)
Additional paid-in capital	1,015	944
Retained earnings	2,304	1,746
Accumulated other comprehensive loss	(433)	(364)
Total Chemours stockholders’ equity	1,284	1,081
Non-controlling interests	1	1
Total equity	1,285	1,082
Total liabilities and equity	$7,745	$7,550

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income	$675	$375
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	217	242
Gain on sales of assets and businesses, net	(27)	(2)
Equity in earnings of affiliates, net	(36)	(31)
(Gain) loss on extinguishment of debt	(7)	20
Amortization of debt issuance costs and issue discounts	7	6
Deferred tax provision (benefit)	6	(55)
Asset-related charges	5	—
Stock-based compensation expense	24	24
Net periodic pension cost	6	5
Defined benefit plan contributions	(9)	(12)
Other operating charges and credits, net	(24)	21
Decrease (increase) in operating assets:
Accounts and notes receivable	(256)	(343)
Inventories and other operating assets	(259)	(78)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	272	434
Cash provided by operating activities	594	606
Cash flows from investing activities
Purchases of property, plant, and equipment	(240)	(194)
Proceeds from sales of assets and businesses	33	—
Foreign exchange contract settlements, net	1	(9)
Other investing activities	(13)	1
Cash used for investing activities	(219)	(202)
Cash flows from financing activities
Proceeds from issuance of debt	—	650
Debt repayments	(64)	(784)
Payments related to extinguishment of debt	—	(18)
Payments on finance leases	(9)	(8)
Payments of debt issuance cost	(1)	(8)
Purchases of treasury stock, at cost	(351)	(80)
Proceeds from exercised stock options, net	51	15
Payments related to tax withholdings on vested stock awards	(4)	(2)
Payments of dividends to the Company's common shareholders	(117)	(123)
Distributions to non-controlling interest shareholders	—	(1)
Cash used for financing activities	(495)	(359)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(63)	(19)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(183)	26
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	1,551	1,105
Cash, cash equivalents, restricted cash and restricted cash equivalents at September 30,	$1,368	$1,131

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$42	$44
Treasury Stock repurchased, not settled	10	2

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2022	2021	(Decrease)	2022	(Decrease)
Titanium Technologies	$877	$908	$(31)	$968	$(91)
Thermal & Specialized Solutions	417	318	99	518	(101)
Advanced Performance Materials	450	356	94	401	49
Other Segment	33	98	(65)	28	5
Total Net Sales	$1,777	$1,680	$97	$1,915	$(138)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
Three Months Ended September 30,			Increase /	June 30,	Increase /
2022		2021	(Decrease)	2022	(Decrease)
Titanium Technologies	$137	$221	$(84)	$216	$(79)
Thermal & Specialized Solutions	162	103	59	213	(51)
Advanced Performance Materials	112	76	36	107	5
Other Segment	3	14	(11)	(2)	5
Corporate and Other	(51)	(42)	(9)	(59)	8
Total Adjusted EBITDA	$363	$372	$(9)	$475	$(112)

Adjusted EBITDA Margin	20%	22%		25%

Quarterly Change in Net Sales from the three months ended September 30, 2021

	September 30, 2022	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2021	Price	Volume	Currency	Portfolio
Total Company	$1,777	6%	18%	(5)%	(3)%	(4)%

Titanium Technologies	$877	(3)%	16%	(16)%	(3)%	—%
Thermal & Specialized Solutions	417	31%	25%	8%	(2)%	—%
Advanced Performance Materials	450	26%	23%	9%	(6)%	—%
Other Segment	33	(66)%	6%	1%	—%	(73)%

Quarterly Change in Net Sales from the three months ended June 30, 2022

	September 30, 2022	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2022	Price	Volume	Currency	Portfolio
Total Company	$1,777	(7)%	—%	(6)%	(1)%	—%

Titanium Technologies	$877	(9)%	—%	(8)%	(1)%	—%
Thermal & Specialized Solutions	417	(19)%	(3)%	(16)%	—%	—%
Advanced Performance Materials	450	12%	4%	10%	(2)%	—%
Other Segment	33	18%	5%	13%	—%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Net income attributable to Chemours	$240	$214	$201	$675	$375
Non-operating pension and other post-retirement employee benefit income	(1)	(2)	(2)	(4)	(7)
Exchange (gains) losses , net	(13)	(3)	3	(11)	2
Restructuring, asset-related, and other charges (1)	(2)	3	—	14	2
(Gain) loss on extinguishment of debt	(7)	20	—	(7)	20
Gain on sales of assets and businesses, net (2)	—	(1)	(26)	(27)	(2)
Natural disasters and catastrophic events (3)	—	—	—	—	19
Transaction costs (4)	—	2	—	—	7
Qualified spend recovery (5)	(14)	(12)	(13)	(41)	(12)
Legal and environmental charges (6,7)	(12)	11	170	167	219
Adjustments made to income taxes (8)	(3)	(14)	(2)	(9)	(23)
Provision for (benefit from) income taxes relating to reconciling items (9)	8	(4)	(29)	(20)	(62)
Adjusted Net Income (10)	196	214	302	737	538
Interest expense, net	41	45	40	123	142
Depreciation and amortization	72	78	72	217	242
All remaining provision for income taxes (10)	54	35	61	164	84
Adjusted EBITDA	$363	$372	$475	$1,241	$1,006

Adjusted effective tax rate (10)	22%	14%	17%	18%	14%
(1)
In 2022, restructuring, asset related, and other charges primarily includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and our decision to suspend our business with Russian entities. In 2021, restructuring, asset-related, and other charges primarily includes a net $9 gain resulting from contract termination with a third-party services provider at our previously owned Mining Solutions facility in Gomez Palacio, Durango, Mexico.
(2)
Refer to “Note 6 – Other Income (Expense), Net” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 for further details.
(3)
In 2021, natural disasters and catastrophic events pertains to the total cost of plant repairs and utility charges in excess of historical averages caused by Winter Storm Uri.
(4)
In 2021, includes cost associated with our accounting, legal and bankers' transaction costs incurred in connection with our sale of the Mining Solutions Business.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.
(6)
Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and others. For the three and nine months ended September 30, 2022, legal charges include proceeds from a settlement in a patent infringement matter relating to certain copolymer patents associated with our Advanced Performance Materials segment. For the nine months ended September 30, 2021, legal charges include $25 associated with our portion of the costs to enter into a Settlement Agreement, Limited Release, Waiver and Covenant Not to Sue reflecting Chemours, DuPont, Corteva, EID and the State of Delaware’s agreement to settle and fully resolve claims alleged against the companies. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. In 2022, environmental charges include $175 primarily related to an update to the off-site drinking water programs at Fayetteville and changes in estimates related to the barrier wall constructions. In 2021, environmental charges include $169 primarily related to the construction of the barrier wall, operation of the groundwater extraction and treatment system, and long-term enhancements to the old outfall treatment system. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Numerator:
Net income attributable to Chemours	$240	$214	$201	$675	$375
Adjusted Net Income	196	214	302	737	538
Denominator:
Weighted-average number of common shares outstanding - basic	155,376,422	165,113,024	156,224,802	157,149,738	165,627,861
Dilutive effect of the Company's employee compensation plans	2,473,700	3,841,670	3,442,411	3,199,339	3,742,889
Weighted-average number of common shares outstanding - diluted	157,850,122	168,954,694	159,667,213	160,349,077	169,370,750

Basic earnings per share of common stock	$1.54	$1.30	$1.29	$4.30	$2.26
Diluted earnings per share of common stock	1.52	1.27	1.26	4.21	2.21
Adjusted basic earnings per share of common stock	1.26	1.30	1.93	4.69	3.25
Adjusted diluted earnings per share of common stock	1.24	1.27	1.89	4.60	3.18

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In millions, except per share amounts)

2022 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	(Estimated)
	Year Ended December 31, 2022
	Low	High
Net income attributable to Chemours	$691	$732
Restructuring, transaction, and other costs, net (1)	62	62
Adjusted Net Income	753	794
Interest expense, net	170	170
Depreciation and amortization	300	300
All remaining provision for income taxes	177	186
Adjusted EBITDA	$1,400	$1,450

Weighted-average number of common shares outstanding - basic (2)	155.6	155.6
Dilutive effect of the Company's employee compensation plans (3)	3.2	3.2
Weighted-average number of common shares outstanding - diluted	158.8	158.8

Basic earnings per share of common stock	$4.44	$4.70
Diluted earnings per share of common stock (4)	4.35	4.61
Adjusted basic earnings per share of common stock	4.84	5.10
Adjusted diluted earnings per share of common stock (4)	4.74	5.00
(1)
Restructuring, transaction, and other costs, net includes the net provision for (benefit from) income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.
(2)
The Company’s estimates for the weighted-average number of common shares outstanding - basic reflect results for the nine months ended September 30, 2022, which are carried forward for the projection period.
(3)
The Company’s estimates for the dilutive effect of the Company’s employee compensation plans reflect the dilutive effect for the nine months ended September 30, 2022, which is carried forward for the projection period.
(4)
Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Cash provided by operating activities	$301	$311	$291	$594	$606
Less: Purchases of property, plant, and equipment	(72)	(67)	(62)	(240)	(194)
Free Cash Flows	$229	$244	$229	$354	$412

2022 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2022
Cash flow provided by operating activities	$	>925
Less: Purchases of property, plant, and equipment		~(350)
Free Cash Flows	$	>575

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended September 30,
	2022	2021
Adjusted EBITDA (1)	$1,548	$1,252
Less: Depreciation and amortization	(294)	(320)
Adjusted EBIT	$1,254	$932

	As of September 30,
	2022	2021
Total debt, net (2)	$3,534	$3,854
Total equity	1,285	999
Less: Cash and cash equivalents	(1,167)	(1,031)
Invested capital, net	$3,652	$3,822
Average invested capital (3)	$3,648	$3,804

Return on Invested Capital	34%	25%
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.
(2)
Total debt principal minus unamortized issue discounts of $4 and $6 and debt issuance costs of $24 and $30 at September 30, 2022 and 2021, respectively.
(3)
Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of September 30,
	2022	2021
Total debt principal	$3,562	$3,890
Less: Cash and cash equivalents	(1,167)	(1,031)
Total debt principal, net	$2,395	$2,859

	Twelve Months Ended September 30,
	2022	2021
Adjusted EBITDA (1)	$1,548	$1,252

Net Leverage Ratio	1.5x	2.3x
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.